Exhibit  99.B11
Exhibit 23A


CONSENT  OF  INDEPENDENT  ACCOUNTANTS


To  the  Board  of  Directors  of  Calvert  New  World  Fund,  Inc.

         We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Calvert New World Fund, Inc. on Form N-1A (File Numbers 33-87744 and 811-8924) of our report dated April 16, 1999, on our audit of the financial statements and financial highlights of Calvert New Africa Fund, which report is included in the Annual Report to Shareholders for the year ended March 31, 1999, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Independent Accountants and Custodians" in the Statement of Additional Information.


/s/  PricewaterhouseCoopers  LLP

PricewaterhouseCoopers  LLP
Baltimore,  Maryland
July  29,  1999